Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-263917, No. 333-270962 and No. 333-278399) and S-3 (No. 333-271174) of AN2 Therapeutics, Inc. of our report dated March 25, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 25, 2025